Aflac Incorporated Form 8-K

EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES THIRD QUARTER RESULTS

COLUMBUS, Georgia – October 26, 2010 – Aflac Incorporated today reported its third quarter results.

Reflecting the benefit from a stronger yen/dollar exchange rate, total revenues rose 19.2% to $5.4 billion during the third quarter of 2010, compared with a year ago. Net earnings were $690 million, or $1.46 per diluted share, compared with $363 million, or $.77 per share, a year ago.

Net earnings in the third quarter of 2010 included after-tax realized investment gains of $6 million, or $.01 per diluted share, compared with realized investment losses of $226 million, or $.48 per share a year ago. Realized investment gains in the third quarter included several small securities transactions and impairments that produced a net loss of $3 million, or $.01 per diluted share. In addition, the company recognized a gain of $9 million, or $.02 per diluted share, from valuing foreign currency, interest rate and credit default swaps on certain variable interest entities that were required to be consolidated following adoption of Accounting Standards Codification (ASC) 810, effective January 1, 2010. The bonds associated with these swaps were in an unrealized gain position at September 30, 2010, and changes in the fair value of the bonds are reflected in shareholders’ equity.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations before realized investment gains and losses from securities transactions and the impacts from ASC 810 and ASC 815, as well as nonrecurring items. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions, the impacts from ASC 810 and ASC 815, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of Aflac’s business is in Japan, where the functional currency is the Japanese yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for a limited number of transactions, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac’s financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

Operating earnings in the third quarter were $684 million, compared with $589 million in the third quarter of 2009. Operating earnings per diluted share rose 16.0% to $1.45, compared with $1.25 a year ago. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.07 during the quarter. Excluding the impact from the stronger yen, operating earnings per share increased 10.4%.

Results for the first nine months of 2010 also benefited from the stronger yen. Total revenues rose 13.0% to $15.4 billion, compared with $13.7 billion for the first nine months of 2009. Net earnings were $1.9 billion, or $4.03 per diluted share, compared with $1.2 billion, or $2.66 per share, a year ago. Operating earnings for the first nine months of 2010 were $2.0 billion, or $4.21 per diluted share, compared with $1.7 billion, or $3.67 per share, in 2009. Excluding the benefit of $.14 per share from the stronger yen, operating earnings per diluted share rose 10.9% for the first nine months of 2010.

Total investments and cash at September 30, 2010, were $85.6 billion, compared with $79.5 billion at June 30, 2010. The increase in total investments and cash reflected a stronger yen at the end of the period and improvement in the fair values of the company’s investments, compared with invested asset values at the end of the second quarter of 2010.

Shareholders’ equity was $11.1 billion at September 30, 2010, compared with $10.0 billion at June 30, 2010. Shareholders’ equity at September 30, 2010, included a net unrealized gain on investment securities of $592 million, compared with a net unrealized gain of $136 million at June 30, 2010. Shareholders’ equity per share was $23.63 at September 30, 2010, compared with $21.31 per share at June 30, 2010. The annualized return on average shareholders’ equity in the third quarter was 26.1%. On an operating basis (excluding realized investment losses and the impact from ASC 815 on net earnings, and unrealized investment and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 26.8% for the third quarter.

AFLAC JAPAN

In the third quarter, Aflac Japan’s premium income in yen rose 3.8%, and net investment income rose .8%. Investment income growth in yen terms was suppressed by the stronger yen/dollar exchange rate because approximately 33% of Aflac Japan’s third quarter investment income was dollar-denominated. Total revenues in yen were up 3.2%. Due to continued improvement in the benefit and expense ratios, the pretax operating profit margin expanded from 20.0% to 21.2%. As a result, pretax operating earnings in yen increased 9.5%. For the first nine months, premium income in yen increased 3.6%, and net investment income was up 2.1% over the same period in 2009. Total revenues grew 3.4%, and pretax operating earnings increased 12.3%.

The average yen/dollar exchange rate in the third quarter of 2010 was 85.74, or 9.1% stronger than the average rate of 93.56 in the third quarter of 2009. For the first nine months, the average exchange rate was 89.33, or 6.1% stronger than the rate of 94.79 a year ago. Aflac Japan’s growth rates in dollar terms for both the third quarter and first nine months of the year were magnified as a result of the stronger average yen/dollar exchange rates.

Reflecting the stronger yen, premium income in dollars rose 13.2% to $3.5 billion in the third quarter. Net investment income was up 9.9% to $624 million. Total revenues increased 12.5% to $4.1 billion. Pretax operating earnings advanced 19.5% to $866 million. For the first nine months of the year, premium income was $9.8 billion, or 9.8% higher than a year ago. Net investment income rose 8.2% to $1.8 billion. Total revenues were up 9.6% to $11.7 billion. Pretax operating earnings were $2.5 billion, or 19.1% higher than a year ago.

Aflac Japan’s total new annualized premium sales increased 15.5% to 34.6 billion yen, or $403 million in the third quarter. For the first nine months of 2010, total new annualized premium sales were up 12.8% to 98.7 billion yen, or $1.1 billion. The increase in third quarter sales reflected strong results in the ordinary life insurance and medical product categories. Sales of the child endowment product increased significantly, rising 118.8% in the third quarter. Reflecting tougher comparisons, medical sales rose 3.9% in the quarter, compared with a year ago. In addition, sales through the bank channel continued to expand. Bank channel sales in the third quarter were up 170.7%, compared with a year ago, to a record 5.9 billion yen.

AFLAC U.S.

Aflac U.S. premium income increased 3.6% to $1.1 billion, and net investment income was up 11.9% to $138 million in the third quarter. Total revenues rose 4.4% to $1.3 billion in the third quarter. Pretax operating earnings were $228 million, an increase of 5.8%. For the first nine months of the year, premium income rose 4.0% to $3.4 billion. Net investment income rose 7.8% to $404 million. Total revenues were up 4.4% to $3.9 billion, and pretax operating earnings increased 13.3% to $699 million.

Aflac U.S. total new annualized premium sales continued to reflect weak economic conditions in the United States. In the third quarter, total new sales declined 5.3% to $324 million. Total new sales included Aflac Group Insurance sales of $17 million in the third quarter of 2010. For the nine months, total new sales were $973 million, or 5.9% below a year ago. Recruitment of new sales associates was weak in the quarter, compared with a year ago, showing a continuation of the trend from the first half of the year.

DIVIDEND

As announced on August 10, 2010, the board of directors approved an increase in the cash dividend effective with the fourth quarter 2010 payment. The fourth quarter dividend of $.30 per share is payable on December 1, 2010, to shareholders of record at the close of business on November 17, 2010. This marks the 28th consecutive year in which the dividend has been increased.

OUTLOOK

Commenting on the company’s third quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “Overall, we remain pleased with Aflac’s financial performance in 2010. Our financial results in the third quarter were consistent with our expectations, and keep us on track for achieving our annual objective for operating earnings growth. At the same time, we remain confident in the strength of our balance sheet and capital position. Based on preliminary statutory numbers, we estimate our risk-based capital ratio exceeded 580% at the end of September, compared with 560% at the end of June.

“We are especially pleased with Aflac Japan’s results for the third quarter and the first nine months of the year. We have produced improving top-line growth, while the expansion of the profit margin has continued to enhance Aflac Japan’s earnings growth. Aflac Japan’s sales growth has also been impressive for the last several quarters. Based on our year-to-date sales results, we expect to exceed our annual objective this year of zero to 5% growth in new sales. We are also pleased with the operations and financial results of Aflac U.S. New sales continued to be restrained by the weak economic environment in the third quarter. We believe Aflac U.S. sales have been particularly impacted by employment conditions and confidence levels among employers and consumers. Although our sales outlook for Aflac U.S. remains cautious in the short term, our longer-term view on the U.S. market has not changed. We believe the need for the products we sell remains very strong, and we are taking measures to better reach potential customers. We continue to believe the U.S. provides a vast and accessible market for our products, and we are building our business with an economic recovery in mind.

“We continue to believe we are strongly positioned to meet our earnings objectives and extend our record of growth. Our objective for 2010 is to increase operating earnings per diluted share by 9% to 12%, excluding the impact of the yen. Within that range, we expect operating earnings to increase approximately 10% for the full year to $5.34 per diluted share before the impact of foreign currency. If the yen averages 80 to 85 to the dollar for the fourth quarter, we would expect full-year reported operating earnings to be approximately $5.52 to $5.57 per diluted share. Using that same exchange rate assumption, we expect fourth quarter operating earnings of $1.31 to $1.36 per diluted share. Our objective of increasing operating earnings by 8% to 12% in 2011 before the impact of foreign currency also remains unchanged. However, if interest rates remain at historically low levels, earnings growth in 2011 would likely be at the low end of the range.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For 55 years, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one insurance company in terms of individual insurance policies in force. Aflac insurance products provide protection to more than 50 million people worldwide. For four consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World’s Most Ethical Companies, and Forbes magazine named Aflac as America’s Best-Managed Company in the Insurance category. In 2010, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the twelfth consecutive year and also included Aflac on its list of Most Admired Companies for the ninth time. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the third quarter of 2010 can be found on the “Investors” page at aflac.com, along with a complete listing of Aflac’s investment holdings in the financial sector and a separate listing of the company’s investments in perpetual securities.

Aflac Incorporated will webcast its third quarter conference call via the “Investors” page of aflac.com at 10:00 a.m. (EDT) on Wednesday, October 27.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2010	2009	% Change

Total revenues	$5,394	$4,526	19.2%

Benefits and claims	3,102	2,817	10.1

Total acquisition and operating expenses	1,237	1,160	6.6

Earnings before income taxes	1,055	549	92.1

Income taxes	365	186

Net earnings	$690	$363	90.0%

Net earnings per share – basic	$1.47	$.78	88.5%

Net earnings per share – diluted	1.46	.77	89.6

Shares used to compute earnings per share (000):

Basic	469,868	466,586	.7%

Diluted	473,569	469,714	.8

Dividends paid per share	$.28	$.28	–%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2010	2009	% Change

Total revenues	$15,438	$13,657	13.0%

Benefits and claims	8,843	8,351	5.9

Total acquisition and operating expenses	3,677	3,413	7.7

Earnings before income taxes	2,918	1,893	54.1

Income taxes	1,011	648

Net earnings	$1,907	$1,245	53.1%

Net earnings per share – basic	$4.07	$2.67	52.4%

Net earnings per share – diluted	4.03	2.66	51.5

Shares used to compute earnings per share (000):

Basic	468,880	466,362	.5%

Diluted	472,859	468,378	1.0

Dividends paid per share	$.84	$.84	–%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

SEPTEMBER 30,	2010	2009	% Change

Assets:

Total investments and cash	$85,585	$71,625	19.5%

Deferred policy acquisition costs	9,418	8,552	10.1

Other assets	2,840	2,439	16.6

Total assets	$97,843	$82,616	18.4%

Liabilities and shareholders’ equity:

Policy liabilities	$78,913	$69,543	13.5%

Notes payable	3,008	2,231	34.8

Other liabilities	4,789	2,960	61.9

Shareholders’ equity	11,133	7,882	41.2

Total liabilities and shareholders’ equity	$97,843	$82,616	18.4%

Shares outstanding at end of period (000)	471,044	467,777	.7%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS

(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2010	2009	% Change

Operating earnings	$684	$589	16.2%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(3)	(226)
Impact from ASC 810	9	–
Impact from ASC 815	–	–
Extinguishment of debt	–	–

Net earnings	$690	$363	90.0%

Operating earnings per diluted share	$1.45	$1.25	16.0%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(.01)	(.48)
Impact from ASC 810.02		–
Impact from ASC 815	–	–
Extinguishment of debt	–	–

Net earnings per diluted share	$1.46	$.77	89.6%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS

(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2010	2009	% Change

Operating earnings	$1,990	$1,719	15.8%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(37)	(482)
Impact from ASC 810	(46)	–
Impact from ASC 815	–	(3)
Extinguishment of debt	–	11

Net earnings	$1,907	$1,245	53.1%

Operating earnings per diluted share	$4.21	$3.67	14.7%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(.08)	(1.02)
Impact from ASC 810	(.10)	–
Impact from ASC 815	–	(.01)
Extinguishment of debt	–	.02

Net earnings per diluted share	$4.03	$2.66	51.5%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1

(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED SEPTEMBER 30, 2010	Including Currency Changes	Excluding Currency Changes[2]

Premium income	10.6%	3.8%

Net investment income	10.5	5.6

Total benefits and expenses	9.1	2.5

Operating earnings	16.2	10.8

Operating earnings per diluted share	16.0	10.4

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1

(SELECTED PERCENTAGE CHANGES, UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2010	Including Currency Changes	Excluding Currency Changes[2]

Premium income	8.3%	3.7%

Net investment income	8.3	5.0

Total benefits and expenses	6.4	2.0

Operating earnings	15.8	12.0

Operating earnings per diluted share	14.7	10.9

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2010 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2009			Yen Impact
85	$5.61	–	5.76	15.7	–	18.8%	$.33
90	5.41	–	5.56	11.5	–	14.6	.13
93.49*	5.29	–	5.43	9.1	–	12.0	–
95	5.24	–	5.38	8.0	–	10.9	(.05)
100	5.08	–	5.22	4.7	–	7.6	(.21)

*	Actual 2009 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by Company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and downgrades in certain securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac’s investment in perpetual securities; differing judgments applied to investment valuations; subjective determinations of amount of impairments taken on our investments; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular sector; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries’ ability to pay dividends to the Parent Company; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact – Robin Y. Wilkey, 800.235.2667 – option 3, FAX: 706.324.6330, or rwilkey@aflac.com

Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com